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                                                                 EXHIBIT (23)(E)
                   CONSENT OF ALEX. BROWN & SONS INCORPORATED
     We hereby consent to the inclusion of our opinion dated January 16, 1994 as an Annex to the Prospectus/Proxy Statement filed as part of the Registration Statement on Form S-4 of First Union Corporation and to the references to our firm as Financial Advisor to BancFlorida Financial Corporation and to our opinion contained in said Prospectus/Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.
                                         Alex. Brown & Sons Incorporated
April 12, 1994